Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 9, 2009 (September 4, 2009 as to the effects of the adoption of SFAS No. 160 and the related disclosures in Notes 1, 2, 17 and 21), relating to the consolidated financial statements and financial statement schedule of Orbitz Worldwide, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the financial statement presentation on a predecessor basis and allocations from Travelport Limited and Cendant Corporation), appearing in the Company’s Current Report on Form 8-K dated September 4, 2009, and to our report relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Chicago, Illinois
September 4, 2009